Exhibit 10.21

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH TRANSACTION, OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.

Issue Date: October 10, 2022

AGILITY ROBOTICS INC.

WARRANT TO PURCHASE SHARES

This Warrant is issued to Amazon.com NV Investment Holdings LLC (the “Holder”) by Agility Robotics Inc. (the “Company”). The Holder is entitled to exercise this Warrant to purchase equity of the Company (the “Warrant Shares”) as more particularly described in Exhibit A hereto (the “Schedule of Terms”), on the terms provided herein and in the Schedule of Terms. The Warrant Shares will vest and become exercisable in accordance with the vesting terms provided in the Schedule of Terms, and this Warrant is non-forfeitable with respect to vested Warrant Shares.

1. Exercise of Warrant

1.1 Exercise Period. This Warrant may be exercised by the Holder, in whole or in part, at any time during the Exercise Period (as defined in the Schedule of Terms).

1.2 Method of Exercise. The Holder may exercise this Warrant by delivering to the Company (a) this Warrant and (b) the Notice of Exercise attached as Exhibit B hereto, duly executed by the Holder, indicating whether the Holder elects to purchase vested Warrant Shares for cash or if the Holder elects to exercise on a net issuance basis. In the event any approval requirements or waiting periods are imposed by applicable antitrust or foreign investment laws or any other applicable law, the Holder may deliver a Notice of Exercise that is contingent upon obtaining such approval or the expiration of such waiting period, and the Exercise Period will be stayed during the pendency of such approval or waiting period so long as the Holder delivers the Notice of Exercise before the expiration of the Exercise Period.

1.3 Cash Exercise. If the Holder elects to exercise this Warrant to purchase vested Warrant Shares for cash, the Holder will make payment by check or wire transfer in the amount of the Exercise Price (as defined in the Schedule of Terms, subject to adjustment as provided herein) multiplied by the number of vested Warrant Shares for which this Warrant is being exercised. The Exercise Price is the product of an arms’-length negotiation and is intended to reflect the present fair market value of the Warrant Shares.

1.4 Net Issuance. If the Holder elects to exercise this Warrant on a net issuance basis, the Holder will not be required to make a cash payment, and the Company will issue to the Holder a number of vested Warrant Shares computed using the following formula:

X = (A - B) x C          where:

           A

X = the number of vested Warrant Shares to be issued to the Holder;

A = the Fair Market Value (as defined below) of one Warrant Share on the date of net issuance exercise;

B = the Exercise Price (as adjusted to the date of such calculation); and

C = the number of vested Warrant Shares issuable under this Warrant or, if only a portion of this Warrant is being exercised, the number of vested Warrant Shares as to which the Holder elects to exercise.

2. Delivery of Certificates; No Fractional Shares

Within five days after exercise of this Warrant, the Company will at its expense issue and deliver to the Holder (a) at Holder’s election either (i) if the Company is legally permitted to reflect share issuances in book entry or dematerialized form, an electronic representation or other evidence of the valid issuance of the Warrant Shares as to which this Warrant has been exercised, (ii) a physical certificate or certificates for the vested Warrant Shares as to which this Warrant has been exercised, or (iii) if a Listing Event has occurred and if legally permitted, unlegended vested Warrant Shares as to which this Warrant has been exercised through the Depository Trust Company or in dematerialized form if outside the United States, including through CREST in the United Kingdom, and (b) if applicable, a new warrant with terms identical to this Warrant to purchase that number of Warrant Shares as to which this Warrant has not been exercised. The Holder will for all purposes be deemed to have become the holder of record of such vested Warrant Shares on the date this Warrant is exercised, irrespective of the date of delivery of certificate(s) representing the Warrant Shares. No fractional shares or scrip will be issued upon the exercise of this Warrant. In lieu of a fractional share or scrip, the Company will pay the Holder an amount in cash equal to the Fair Market Value of the fractional share on the date of exercise.

3. Representations, Warranties, and Covenants

3.1 The Company represents and warrants that it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation. The Company represents and warrants that all corporate actions, approvals, and consents on the part of the Company, its officers, directors, and equityholders, and any third party necessary for the sale and issuance of this Warrant and the Warrant Shares have been taken, including the reservation of sufficient Warrant Shares.

3.2 The Company represents and warrants that the fully diluted capitalization table attached as Exhibit C hereto accurately and completely reflects the Company’s authorized and issued equity capital (including the aggregate amount of any options, warrants or employee incentive equity plans as of the Issue Date. All of the outstanding shares of equity of the Company have been duly authorized, are fully paid and nonassessable, and were issued in compliance with applicable law.

3.3 The Company covenants that at all times during the Exercise Period there will be reserved for issuance such number of shares as is necessary for exercise in full of this Warrant. All Warrant Shares issued pursuant to the exercise of this Warrant will, upon their issuance, be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and other encumbrances or restrictions on sale (other than as set forth in the Company’s Bylaws and Investors Rights Agreement), and free and clear of all preemptive rights, and such Warrant Shares will be issued free from all taxes, liens, and charges with respect to the issuance thereof.

3.4 The Company will not, directly or indirectly, by charter amendment or by reorganization, sale or transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, (a) avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times and in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights and interests of the Holder against impairment, or (b) take any action which is inconsistent with the rights and interests granted to the Holder in this Warrant or otherwise conflicts with the provisions hereof.

4. Certain Events

4.1 Change of Control. If there is a Change of Control (as defined below) during the Exercise Period in which the consideration to be received by the stockholders of the Company consists solely of cash and the Holder has not exercised this Warrant in full prior to consummation of such Change of Control, and if the Fair Market Value of one Warrant Share (as of the closing date of such Change of Control) is greater than the Exercise Price, this Warrant will be deemed automatically exercised with respect to any vested Warrant Shares (after giving effect to any acceleration of the Warrant Shares pursuant to this Warrant) pursuant to a net issuance exercise under Section 1.4 (even if not surrendered) immediately before the consummation of such Change of Control, and the Holder will be entitled to receive a portion of the proceeds payable in the Change of Control equal to the amount payable to holders of the same number and class of shares as the Holder is entitled to receive pursuant to such exercise. This Warrant will automatically terminate (without relieving the Company or its successor of any obligations arising from a prior breach or non-compliance) following the payment of the amounts due to the Holder in connection with such Change of Control. If there is a Change of Control during the Exercise Period in which the consideration to be received by the stockholders of the Company consists of securities or other non-cash property, then the Company will cause the acquiring, surviving, or successor person to assume the obligations of this Warrant, and this Warrant will thereafter be exercisable for the same securities or other non-cash property that a holder of the same class of shares as the Warrant Shares would have been entitled to receive in connection with such transaction if such holder held the same number of shares as were purchasable under this Warrant if this Warrant had been exercised in full immediately before the consummation of such Change of Control, subject to further adjustment from time to time in accordance with the provisions of this Warrant; provided, however, that the Holder may elect or, if such Change of Control is consummated on or after the second anniversary of the Issue Date, the Company may elect instead to pay or cause to be paid to the Holder, at or prior to consummation of such Change of Control, an amount in cash for each vested Warrant Share (after giving effect to any acceleration of the Warrant Shares pursuant to this Warrant) equal to the Fair Market Value of one Warrant Share (as of the closing date of such Change of Control) less the Exercise Price, in which case this Warrant will automatically terminate (without relieving the Company or its successor of any obligations arising from a prior breach or non-compliance) following the payment of the amounts due to the Holder in connection with such Change of Control.

4.2 Listing Event.

(a) In the event that the Company intends to undertake a Listing Event (as defined in Section 10.1(h)), the Company will provide the Holder with notice no less than 10 days prior to initially filing or submitting a registration statement (including a draft registration statement) or listing application to any governmental securities regulator, securities self-regulatory organization or stock exchange that includes disclosure of beneficial owners of the Company’s equity in connection with a Listing Event (a “Listing Event Notice”) and provide to the Holder a copy of such filing, submission, or application.

(b) In the event that the Company determines that this Warrant or the terms hereof are required to be disclosed pursuant to applicable securities laws and regulations or stock exchange requirements in connection with the Listing Event, the Company will provide the Holder with prompt written notice and a reasonable opportunity to comment on the proposed disclosure before such disclosure is made and, if requested by the Holder, will use commercially reasonable efforts (in cooperation with the Holder) to redact, seek a protective order or confidential treatment, or take other appropriate action to avoid such disclosure.

(c) Notwithstanding anything in this Warrant to the contrary: (i) from and after the calendar day preceding the earliest of (A) the filing or submission of a registration statement (including a draft registration statement) that includes disclosure of beneficial owners of the Company’s equity in connection with a Listing Event, (B) the “as of” date used by the Company or any successor or assign thereto for disclosure of beneficial owners in any registration statement and (C) the date that shares of the same class as the Warrant Shares are traded on an exchange or an over-the-counter market, the Company will not honor any exercise of this Warrant, and the Holder will not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on the applicable Notice of Exercise, the Holder (or any of its affiliates and other persons whose beneficial ownership of the relevant securities would be aggregated with Holder for purposes of Section 13(d) or Section 16 of the Exchange Act, would beneficially own in excess of 4.999% of any class of voting equity securities subject to the Exchange Act, calculated in accordance with Section 13(d) of the Exchange Act and the related rules and regulations and after giving effect to the exercise of this Warrant; (ii) none of the limitations of clause (i) will be taken into account when determining the amount of securities or other non-cash property subject to the assumed Warrant or the amount of cash the Holder is entitled to receive in the event of a Change of Control; (iii) the provisions of this sentence should be construed and implemented in a manner otherwise than in strict conformity with the terms of this sentence to correct this sentence (or any portion hereof) to the extent that it may be defective or inconsistent with the intended beneficial ownership limitation of clause (i) or make changes or supplements necessary or desirable to properly give effect to such limitation; and (iv) the limitations in clause (i) may be waived or amended by the Holder, in its sole discretion, upon written notice to the Company, which waiver or amendment will not be effective until the 61st day after such notice is delivered by the Holder to the Company.

4.3 Automatic Exercise before Expiration. To the extent this Warrant is not previously exercised as to all of the Warrant Shares issuable hereunder, and if the Fair Market Value of one Warrant Share (at such measurement date) is greater than the Exercise Price, this Warrant will be deemed automatically exercised pursuant to a net issuance exercise under Section 1.4 (even if not surrendered) immediately before its expiration. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section, the Company agrees promptly to notify the Holder in writing of the number of Warrant Shares, if any, the Holder is to receive by reason of such automatic exercise.

5. Adjustments

5.1 Reorganization. Upon any reclassification, capital reorganization, or change in the capital stock of the Company affecting the same class of shares as the Warrant Shares (other than a Change of Control transaction covered by Section 4.1, but including any merger or other transaction involving a special purpose acquisition company which results in the shares of the same class as the Warrant Shares being converted into or exchanged for publicly-traded securities if such transaction does not constitute a Change of Control), the Company will make appropriate provision so that the Holder will thereafter be entitled to receive, upon exercise of this Warrant, the number and type of securities or other property that a holder of the same class of shares as the Warrant Shares would have been entitled to receive in connection with such transaction if such holder held the same number of shares as were purchasable under this Warrant if this Warrant had been exercised immediately before such reclassification, reorganization, or change, and thereafter all references to the “Company” in this Warrant will refer to the issuer of such securities or other property.

5.2 Adjustments for Stock Splits, Dividends. If the Company, directly or indirectly, issues any shares of the same class as the Warrant Shares as a stock dividend, or subdivides or combines such class of shares in a stock split, then the Exercise Price in effect before such dividend, subdivision, or combination will be proportionately decreased or increased, as applicable, and the number of Warrant Shares at that time issuable pursuant to the exercise of this Warrant will be proportionately increased or decreased, as applicable. Each adjustment in the number of Warrant Shares issuable will be to the nearest whole share and each adjustment of the Exercise Price will be calculated to the nearest cent. Any adjustment under this Section will become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend.

5.3 Anti-Dilution Protection. If the Company’s Common Stock class is entitled, under the Company’s certificate of incorporation or bylaws, to an adjustment in the event of price based dilutive issuances of equity, then the Warrant Shares will be entitled to the same adjustment.

5.4 Certificate as to Adjustments. If any adjustment is required to be made in the Exercise Price or number and type of securities issuable upon exercise of this Warrant, the Company will promptly give written notice to the Holder in the form of a certificate signed by an officer of the Company, setting forth the adjustment in reasonable detail.

5.5 Legal Restrictions. In the event any applicable law or regulatory decision restricts the Holder from fully exercising this Warrant in accordance with its terms, or would require the Holder, the Company, or any of their respective affiliates to modify its business in order to do so, the Company and the Holder will modify this Warrant to the extent necessary to provide the Holder an equitable and legally permissible substitute to ensure that the Holder is able to receive the full benefits to which it is entitled under the terms hereof in a manner that complies with applicable law.

6. Registration Rights; Information Rights

6.1 Registration Rights. All Warrant Shares issuable upon exercise of this Warrant will constitute “Registrable Securities” under that certain Amended and Restated Investors Rights Agreement, dated as of March 16, 2022, as amended or otherwise modified through the date of this Warrant and delivered to the Holder prior to the execution of this Warrant (the “Investor Rights Agreement”), by and among the Company and the other parties thereto, and are entitled, subject to the terms and conditions of the Investor Rights Agreement, to all registration rights granted to holders of Registrable Securities thereunder.

6.2 Information Rights.

(a) The Company will deliver to the Holder (to the notice address set out in Section 10.3) during the term of this Warrant and for so long as the Holder holds Warrant Shares:

(i) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (A) (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year, with an explanation of any material differences between such amounts, and (iii) a statement of stockholders’ equity as of the end of such year; provided that, all such financial statements shall be audited and certified by independent public accountants of nationally recognized standing selected by the Company and (B) a notice indicating the number of Warrant Shares that have vested as of the end of such fiscal year or as of the date of such notice (it being understood that any failure to deliver such notice, or any inaccuracy therein, shall not affect or impair the Holder’s rights or the Company’s obligations hereunder);

(ii) as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter (except that such financial statements may (i) be subject to normal year-end adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(iii) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Holder to calculate its respective percentage equity ownership in the Company;

(iv) to facilitate Amazon.com, Inc.’s compliance with its public reporting requirements, the Company will furnish to Amazon.com, Inc. estimated March, June, September and December revenue, operating income and net income before the 5th business day of the subsequent month.

(v) as soon as practicable, and in any event within 30 days, after the consummation of any third-party equity financing or any other material change in the equity capitalization of the Company, (A) an updated capitalization table for the Company (similar in format to the capitalization table attached as Exhibit C hereto) as of the closing of such financing event or as of the date of such other material change, together with the per share and total valuation implied by such financing or other material change, and (B) a copy of any amendments to the Company’s constituent documents, if applicable; and

(vi) as soon as practicable, and in any event within 30 days, after any 409A reports or other similar opinions or reports setting forth a valuation of the Company’s equity interests, a copy of such opinion or report or a summary of the valuation set forth therein.

(b) If the Holder reasonably determines, in its sole discretion, that the Company should be treated as an “equity method investment” for US financial reporting purposes, upon a request from Holder, the Company will provide to the Holder on the last month of each calendar quarter and at least fifteen (15) days before the end of such calendar quarter, all tax quarterly provision information including actual results for all the previous months in the calendar year and a forecast of the accruals for the month will be provided to the Holder, and the Company shall reasonably cooperate with the Holder in providing. If requested by the Holder, persons at the Company or an accounting firm responsible for preparing the quarterly tax provision information for the Company will participate in a quarterly tax provision call with the Holder within five (5) business days of providing such quarterly tax provision information; provided, however, that the Company shall not be obligated under this Section 6.2(b) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company (including the MNDA)); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel in the good faith determination of counsel to the Company.

(c) The Company will use commercially reasonable efforts to provide within 15 business days of request from the Holder such other information relating to the Company or its Affiliates as reasonably requested by the Holder to prepare or file any tax return or to prepare such filings with respect to the Company or any of its Affiliates as may be required by any tax authority.

(d) Information received by the Holder pursuant to this Section 6.2 will be used by the Holder and its affiliates for purposes of permitting the Holder and its affiliates to comply with their respective financial reporting and tax obligations (and any similar requirements of any governmental authority) and will be treated as confidential in accordance with the terms of the applicable non-disclosure agreement between the Holder and its affiliates and the Company.

7. Warrant Evidence

To the extent legally permissible, this Warrant shall be deemed issued in book-entry or dematerialized form and electronic evidence alone of this Warrant shall be sufficient for surrender upon any exercise hereunder. Without limiting the prior sentence, the Company shall issue to Holder a physical form of this Warrant upon written request of the Holder, and upon receipt by the Company of a letter from the Holder stating loss, theft, destruction, or damage of a physical form of this Warrant, the Company will execute and deliver to the Holder, without charge to or bond from Holder, a new identical warrant in physical form.

8. Notices of Record Date, etc.

In the event of any corporate action requiring the Company to establish a record date for its stockholders, the Company will mail to the Holder, at least 20 calendar days prior to the earlier of the record date or such corporate action, a written notice specifying (a) the date on which any such event is to occur or such record is to be taken, (b) the amount and character of any stock or other securities, or rights or warrants, proposed to be issued or granted, the date of such proposed issuance or grant, and the persons or class of persons to whom such proposed issuance or grant is to be offered or made, and (c) in reasonable detail, the facts, including the proposed date, concerning any other such event.

9. Investment Intent

By accepting this Warrant, the Holder represents that it (a) is acquiring this Warrant for investment and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, (b) understands that this Warrant and the Warrant Shares subject to this Warrant have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) thereof, and (c) is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

10. Miscellaneous

10.1 Certain Definitions. For purposes of this Warrant:

(a) “affiliate” means, as to any person, any person that directly or indirectly controls, is controlled by, or is under common control with that person.

(b) “Amazon” means Amazon.com, Inc. or any of its affiliates.

(c) “Change of Control” means (i) the liquidation, dissolution or winding up of the Company; (ii) the merger, acquisition, consolidation, reorganization or similar transaction involving the Company or its subsidiaries by means of any transaction or series of related transactions pursuant to which the Company’s equityholders immediately prior to such transaction or series of related transactions own, immediately after such transaction or series of related transactions, less than fifty percent (50%) of the voting power of the surviving entity or acquiring entity (or its parent); (iii) any transaction or series of related transactions in which a person, or a group of related persons, acquires from equityholders of the company shares representing more than fifty percent (50%) of the outstanding voting power of the Company; and (iv) a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries; provided, that, a Change of Control shall not include a merger or consolidation by and between the Company and a wholly-owned subsidiary of the Company or by and between two wholly-owned subsidiaries of the Company.

(d) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

(f) “Fair Market Value” of a Warrant Share means:

(i) if shares of the same class as the Warrant Shares are traded on an exchange or an over-the-counter market, the average of the closing price for the five business days immediately preceding the date of net issuance exercise;

(ii) if the net issuance exercise is in connection with a Change of Control, the value of the consideration to be received pursuant to such Change of Control by the holder of a share of the same class as the Warrant Shares; and

(iii) if neither of the above clauses applies, the Fair Market Value will be the price for a share of the same class as the Warrant Shares that the Company could obtain from an arms’-length buyer who is not a current or former employee, officer, or director of the Company or its affiliates (such price to be exclusive of any control or other similar premium), as determined in good faith by the Company’s board of directors (or equivalent governing body). The Company will promptly provide the Holder a written summary of such determination.

(g) “Financial Sponsor Change of Control” means a Change of Control whereby the acquirer is one or more private equity investment firms, or funds managed or advised by one or more private equity investment firms.

(h) “Listing Event” means any of the following: (i) the closing of the Company’s initial public offering of securities or direct listing of securities pursuant to an effective registration statement filed under the Securities Act; (ii) the registration of the Company’s securities under Section 12 of the Exchange Act in connection with its initial public offering; (iii) the closing of the Company’s initial public offering, or the listing of the Company’s shares, on a stock exchange outside of the United States; or (iv) the occurrence of any other event that results in the Warrant Shares becoming a class of “equity security,” as such term is defined in Rule 13d-1(i) under the Exchange Act, including any merger or other transaction involving a special purpose acquisition company which results in the shares of the same class as the Warrant Shares being converted into or exchanged for publicly-traded securities.

(i) “person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity, or governmental or regulatory authority.

10.2 No Stockholder Rights or Liabilities. Prior to exercise, this Warrant will not entitle the Holder to any voting rights or other rights as a stockholder of the Company other than as set forth in this Warrant. In no event will the Holder have any liability hereunder, other than the consideration payable upon exercise of this Warrant pursuant to Section 1.3 hereof; provided, that, this Section 10.2 is not intended to limit the liability of the Holder and its affiliates of liability for breaches of the non-disclosure agreement between the Holder and its affiliates and the Company with respect to any information provided to the Holder or its affiliates pursuant to this Warrant.

10.3 Notices. Any notice under this Warrant will be given in writing and will be sent by email, nationally or internationally recognized overnight courier service, certified mail (return receipt requested), or receipted facsimile to the other party at the address below. A party may change its notice address by giving notice in accordance with this Section.

If to the Holder:

Amazon.com NV Investment Holdings LLC

c/o Amazon.com, Inc.

P.O. Box 81226

Seattle, WA 98108-1226

Email: AmazonWarrants@amazon.com

Fax: (206) 266-7010

Attn: General Counsel

If to the Company: to the address set forth below the Company’s signature at the end of this Warrant.

10.4 Amendments and Waivers. Any term of this Warrant may be amended, and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

10.5 Governing Law; Severability; Jurisdiction; Venue. This Warrant will be governed by and construed under the laws of the State of Washington without regard to principles of conflict of laws. If any Section or provision of this Warrant is found or held to be illegal, invalid, or unenforceable, the remainder of this Warrant will be valid and enforceable and the parties in good faith will negotiate a substitute, valid, and enforceable provision that most nearly effects the parties’ intent in entering into this Warrant. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Warrant.

10.6 Transfer; Successors and Assigns. This Warrant and all rights hereunder are transferable by the Holder, in whole or in part, (a) to any direct or indirect wholly-owned subsidiary of Amazon.com, Inc., or (b) to any non-affiliate of the Holder with the prior written consent of the Company, in each case upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer attached as Exhibit D hereto, and the Company will issue a new warrant reflecting such transfer but otherwise identical to this Warrant. The Company may not assign this Warrant or its obligations under this Warrant without the prior written consent of the Holder other than in connection with a Change of Control as provided in the last sentence of Section 4.1. The terms and conditions of this Warrant will inure to the benefit of, and be binding on, the respective successors and permitted assigns of the Company and the Holder, respectively.

10.7 Income Tax Treatment. The parties acknowledge that this Warrant is not being issued in connection with the performance of services within the meaning of Section 83 of the Code, the Holder will control the valuation of this Warrant for all relevant tax purposes, and the issuance of this Warrant represents a closed transaction for income tax purposes. The parties will not take a position on any income tax return inconsistent with the foregoing sentence.

10.8 Headings; Construction. The headings in this Warrant are for purposes of reference only and will not limit or otherwise affect the meaning of any provision of this Warrant. The words “include” and “including” will be deemed in each case to be followed by the words “without limitation.”

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

AGILITY ROBOTICS INC.

By:	/s/ Damion Shelton
Name:	Damion Shelton
Title:	Chief Executive Officer

Company address for notices:

421 NE Water Avenue #1100

Albany, OR 97321

Acknowledged and agreed with respect to Section 6.2(d):

AMAZON.COM NV INVESTMENT HOLDINGS LLC

By:	/s/ Torben Severson
Name:	Torben Severson
Title:	Vice President

[Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant has determined that the omitted information is not material to an investment decision. The registrant hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.]